PROSPECTUS Dated June 2, 1997                       Pricing Supplement No. 66 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-27919
Dated June 2, 1997                                          Dated March 10, 1998
                                                                  Rule 424(b)(3)

                   MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                           MEDIUM-TERM NOTES, SERIES C
                      Senior Variable Rate Renewable Notes
                             -----------------------

     The Senior Variable Rate Renewable Notes described in this Pricing Supplement (the "Renewable Notes") will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the calendar day following an Election Date (as defined herein), the maturity of the Renewable Notes will be extended to the date occurring 366 calendar days from and including the 12th day of the next succeeding month unless the holder thereof elects to terminate such automatic extension; provided, however, that if such 366th calendar day is not a Business Day, the maturity of the Renewable Notes will be extended to the immediately preceding Business Day. The holder may terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Trustee for the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to, and including (if such Election Date is a Business Day), such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to, and including (if such Election Date is a Business Day), any such Election Date, such portion will become due and payable 366 calendar days from and including the 12th day of the month in which such election is made; provided, however, that if such 366th calendar day is not a Business Day, such portion will become due and payable on the immediately preceding Business Day. An "Election Date" shall be the twelfth day of each month from April 1998 to February 2000 inclusive. Upon delivery of a notice electing to terminate the automatic extension of a Renewable Note or any portion thereof to the Trustee, such election shall be irrevocable.

     The Renewable Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined by reference to the Base Rate (based on the Index Maturity) plus the Spread. If the holder of a Renewable Note elects to terminate the automatic extension of such Renewable Note or any specified portion thereof, the Spread applicable to such Renewable Note or specified portion thereof will be reduced to minus 0.05%.

     The Renewable Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Final Maturity Date.

     The Renewable Notes are further described under "Description of Notes -- Renewable Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:            $400,000,000

Initial Maturity Date:       April 9, 1999, or if such day is not
                             a Business Day, the immediately
                             preceding Business Day

Final Maturity Date:         March 13, 2001, or if such day is
                             not a Business Day, the
                             immediately preceding Business
                             Day

Base Rate:                   LIBOR

Index Maturity:              3 months

Spread:                      Plus 0.10% per annum

Incremental Spread:          N/A

Incremental Spread
   Commencement Date:        N/A

Spread Multiplier:           N/A

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A


Initial Interest Rate:       To be determined 2 London
                             Banking Days prior to the Original
                             Issue Date

Initial Interest Reset Date: June 12, 1998, or if such day is not a Business Day the immediately
                             preceding Business Day

Interest Accrual Date:       March 13, 1998

Interest Reset Periods:      The first Interest Reset Period will
                             be the period from and including
                             June 12, 1998 to but excluding the
                             immediately succeeding Interest
                             Payment Date.  Thereafter, the
                             Interest Reset Periods will be the
                             periods from and including an
                             Interest Payment Date to but
                             excluding the immediately
                             succeeding Interest Payment Date

Interest Payment Dates
   and Interest Reset Dates: Each March 12, June 12,
                             September 12 and December 12,
                             commencing June 12, 1998, or if
                             such day is not a Business Day the
                             immediately preceding Business
                             Day

Interest Determination
   Dates:                    Two London Banking Days prior to
                             Interest Reset Dates.

Election Dates:              The twelfth day of each month from
                             April 1998 to February 2000,
                             inclusive

Redemption Dates:            N/A

Redemption Percentage:       N/A

Alternate Rate Event         N/A
   Spread:

Interest Payment Period:     Quarterly

Specified Currency:          U.S. Dollars

Issue Price:                 100%

Settlement Date
   (Original Issue Date):    March 13, 1998

Book Entry Note or
Certificated Note:           Book Entry Date

Reporting Service:           Telerate Page 3750

Senior Note or
Subordinated Note:           Senior Note

Trustee and
Calculation Agent:           The Chase Manhattan Bank

Agent:                       Morgan Stanley & Co.
                             Incorporated

Minimum Denominations:       $1,000

CUSIP No:                    61745EMG3

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY DEAN WITTER